Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

CAPE BANCORP, INC. ANNOUNCES RESIGNATION OF DIRECTOR JAMES J. LYNCH AND APPOINTMENT OF JAMES F. DEUTSCH AS DIRECTOR

CAPE MAY COURT HOUSE, NJ – March 18, 2015 - Cape Bancorp, Inc. (the “Company” or “Cape Bancorp”) (NASDAQ: CBNJ), the parent company of Cape Bank, announced today that James J. Lynch has resigned as Director of both Cape Bancorp and Cape Bank, effective immediately.

The Company also announced that James F. Deutsch has been appointed Director to the Board of Directors of both Cape Bancorp and Cape Bank. Mr. Deutsch will serve the remainder of Mr. Lynch’s term as Director.

Mr. Lynch is a general partner of Patriot Financial Partners, GP, LLC and had served as a Director since 2009, providing significant executive banking experience to the Board of Directors of the Company and Cape Bank.

Mr. Deutsch has been a managing director of Patriot Financial Partners since 2011 and brings over 35 years of banking and investment manager experience to the Company and Cape Bank. Prior to his employment with Patriot Financial Partners, Mr. Deutsch was President and Chief Executive Officer of Team Capital Bank. Mr. Deutsch’s prior banking experience also includes managing the Wholesale Banking department of Commerce Bank and serving as a Senior Banker at the Philadelphia office of Brown Brothers Harriman & Co.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or Cape Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or Cape Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or Cape Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.

Contact:

Michael D. Devlin

Guy Hackney

Telephone: (609) 465-5600